Exhibit 99.2

1000 Louisiana, Suite 4300 Houston, TX 77002 713.584.1000

Targa Resources Partners LP Prices $1.1 Billion Offering of Senior Notes

HOUSTON, January 15, 2015- Targa Resources Partners LP (“Targa Resources Partners” or the “Partnership”) (NYSE: NGLS) and its subsidiary Targa Resources Partners Finance Corporation announced today the pricing of $1.1 billion of senior unsecured notes. The 5% notes mature January 15, 2018 and were priced at par.

The offering is expected to close on January 30, 2015, subject to customary closing conditions. The Partnership intends to use the net proceeds from the offering to fund its concurrent tender offers (the “Tender Offers”) for any and all of the outstanding $500.0 million aggregate principal amount of the 6 5/8% Senior Notes due 2020, $400.0 million aggregate principal amount of the 4 3/4% Senior Notes due 2021 and $650.0 million aggregate principal amount of the 5 7/8% Senior Notes due 2023 issued by Atlas Pipeline Partners, L.P. (“APL”) and Atlas Pipeline Finance Corporation and, if applicable, the change of control offers for the APL Notes pursuant to the indentures governing the APL Notes.

Targa Resources Partners is making the Tender Offers in connection with, and conditioned upon, the consummation of the proposed merger with APL. The proposed merger with APL, however, is not conditioned on the consummation of the Tender Offers.

The securities offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-US persons under Regulation S. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, except as required by law.

About Targa Resources Partners LP

Targa Resources Partners LP is a publicly traded Delaware limited partnership formed in October 2006 by its parent, Targa Resources Corp., to own, operate, acquire and develop a diversified portfolio of complementary midstream energy assets. Targa Resources Partners is a leading provider of midstream natural gas, NGL, terminaling and crude oil gathering services in the United States. Targa Resources Partners is engaged in the business of gathering, compressing, treating, processing and selling natural gas; storing, fractionating, treating, transporting and selling NGLs and NGL products; gathering, storing and terminaling crude oil; and storing, terminaling and selling refined petroleum products.

The principal executive offices of Targa Resources Partners are located at 1000 Louisiana, Suite 4300, Houston, TX 77002 and its telephone number is 713-584-1000.

Additional Information and Where to Find It

In connection with the proposed merger with APL, the Partnership has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that includes a preliminary proxy statement of APL and a prospectus of the Partnership (the “Partnership proxy statement/prospectus”). In connection with the proposed transaction, APL plans to mail the definitive Partnership proxy statement/prospectus to its unitholders.

INVESTORS AND UNITHOLDERS ARE URGED TO READ THE PARTNERSHIP PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PARTNERSHIP AND APL, AS WELL AS THE PROPOSED TRANSACTION AND RELATED MATTERS.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

A free copy of the Partnership proxy statement/prospectus and other filings containing information about the Partnership and APL may be obtained at the SEC’s Internet site at www.sec.gov. In addition, the documents filed with the SEC by the Partnership may be obtained free of charge by directing such request to: Targa Resources, Attention: Investor Relations, 1000 Louisiana, Suite 4300, Houston, Texas 77002 or emailing jkneale@targaresources.com or calling (713) 584-1133. These documents may also be obtained for free from the Partnership’s investor relations website at www.targaresources.com. The documents filed with the SEC by APL may be obtained free of charge by directing such request to: Atlas Pipeline Partners, L.P., Attn: Investor Relations, 1845 Walnut Street, Philadelphia, Pennsylvania 19103 or emailing IR@atlaspipeline.com. These documents may also be obtained for free from APL’s investor relations website at www.atlaspipeline.com.

Participants in Solicitation Relating to the Merger

The Partnership and APL and their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies from the APL unitholders in respect of the proposed transaction that is described in the Partnership proxy statement/prospectus. Information regarding directors and executive officers of the Partnership’s general partner is contained in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013, which has been filed with the SEC. Information regarding directors and executive officers of APL’s general partner is contained in APL’s Annual Report on Form 10-K for the year ended December 31, 2013, which has been filed with the SEC.

A more complete description is available in the Partnership proxy statement/prospectus.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that Targa Resources Partners expects, believes or anticipates will or may occur in the future, are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa Resources Partners’ control, which could cause results to differ materially from those expected by management of Targa Resources Partners. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in Targa Resources Partners’ filings with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Targa Resources Partners does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor contact:

713-584-1133

Jennifer Kneale

Director, Finance

Matt Meloy

Senior Vice President, Chief Financial Officer and Treasurer